Exhibit 10.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ADVANCED AUTOMATION GROUP, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO COMPANY, SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, THE TERMS AND CONDITIONS OF WHICH ARE SET FORTH IN THIS AGREEMENT.

i

v

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ADVANCED AUTOMATION GROUP, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

This Amended and Restated Limited Liability Company Agreement of Advanced Automation Group, LLC, a Delaware limited liability company (“Company”), dated as of August 25, 2010, and effective as of July 1, 2010, is made by and among the Persons identified on Schedule A.

A.           Immediately prior to the date hereof, AEM was Company’s sole member, and Company was disregarded as an entity separate from AEM for federal income tax purposes.

B.           Shelton desires to make a Contribution to, and become a Member of, Company, and AEM desires Shelton to become a Member.

C.           Upon admission of Shelton as a Member, AEM shall be deemed to contribute all of Company’s assets (subject to all of the liabilities) immediately prior to such admission, and Company will be treated as a partnership, for federal income tax purposes.

D.           The parties desire to amend and restate the limited liability company agreement of Company to reflect the rights and obligations of the Members and Managers.

The parties accordingly agree as follows:

ARTICLE I
ORGANIZATIONAL MATTERS

1.1           Name.  The name of Company shall be “Advanced Automation Group, LLC,” or upon compliance with applicable law, such other name as the Board may determine.  The Business of Company shall be conducted under that name.  Company shall promptly notify the Members of any change in the name of Company.

1.2           Term.  Company’s existence commenced upon the filing of its Certificate of Formation with the Delaware Secretary of State on April 6, 2007 and shall continue until such time as Company is dissolved and wound up pursuant to ARTICLE VIII.

1.3           Office.  The principal office of Company shall be located at 1685 W. Hamlin Road, Rochester Hills, MI 48309, USA, or at such other place as the Board may determine from time to time.  Company shall promptly notify the Members of any change in Company’s principal office.  Company shall also have such additional offices as the Board may determine from time to time.

1.4           Purpose of Company.  The purpose of Company shall be to engage in the Business and any activities incidental thereto or connected therewith.

1.5           Intent.  The Members intend that Company shall be treated as a “partnership” for federal income tax purposes and that Company not be operated or treated as a “partnership” for purposes of Section 303 of the United States Bankruptcy Code.  No Member or Manager shall take any action inconsistent with either such express intent without the affirmative vote of Members owning a majority of the Percentages.

1.6           Agent for Process.  The name of Company’s registered agent for service of process and the business address of Company’s registered office in the State of Delaware are Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 or such other Person with such other address as the Board may appoint from time to time.

1.7           Qualification.  Company shall qualify to do business in each jurisdiction where the Board determines that such qualification is required.

ARTICLE II
CONTRIBUTIONS AND CAPITAL ACCOUNTS

2.1           Contributions.

(a)           Each Member has contributed (or is deemed to have contributed) to Company the Contribution specified opposite such Member’s name on Schedule A.  AEM shall make an additional Contribution of $1 million by December 31, 2011 to Company, which shall invest $1 million to the wholly-owned subsidiary of Company in Shanghai, China, Advanced Automation Group Shanghai Co., Ltd. (“AAG Shanghai”), to manufacture and test Company’s products.

(b)           Except as set forth in this Section 2.1 or pursuant to Section 2.2, no Member shall be required or, without Board Consent, permitted to, make any Contribution or loan to Company.

2.2           Additional Interests and Classes.  Company may admit additional Members on such terms and conditions, including pursuant to options or other rights to acquire Interests, as from time to time the Board may determine in its sole discretion.  Such additional Members may be admitted in classes of Interests, having such voting rights or no voting rights, and such other relative rights, powers, and duties as the Board may determine in its sole discretion, including rights, powers, and duties senior to existing classes, provided that, before a class is created, existing Members not constituted as a class shall be constituted as one class.  Any Person may be admitted as a Member of more than one class, on terms applicable to each such class.  The Board may amend this Agreement, including Members’ Percentages, without the vote of any Member or class, except as otherwise expressly set forth herein, to create such additional Interests, classes, or options or other rights to acquire Interests, and Company shall give a copy of such amendment to each Member.  As a condition of admission pursuant to this Section 2.2, including as a Member of a class of which a Person is not already a Member (other than a class created pursuant to the provision of the second sentence of this Section 2.2), such Person shall execute an instrument making such Person a party to this Agreement, as so amended, if applicable, and any other document as the Board may determine to carry out the intention of this Section.

2.3           Capital Accounts.  Company shall establish and maintain a separate Capital Account for each Member.

2.4           No Interest.  No Member shall be entitled to receive interest on the Member’s Contribution or Capital Account.

2.5           Certificates of Interest.  In the Board’s discretion, Company may issue certificates representing outstanding Interests, bearing such legends as the Board may determine.

ARTICLE III
MEMBERS

3.1           Members.  The name, address, telecopier number, Contribution, and Percentage of each Member is set forth on Schedule A.  Company shall amend Schedule A to reflect any change pursuant to this Agreement of which Company is aware in any of the foregoing with respect to any Member.

3.2           Resignations; Insolvency.  No Member may resign from Company prior to its dissolution and liquidation.  A Member that purports to resign in contravention of this Agreement shall not be entitled to any Distribution as a result of such purported resignation and shall be liable to Company and the other Members for any damages suffered by them as a result of such purported resignation.  A Person that purports to resign as a Member thereafter shall have only the rights of an assignee with respect to such Person’s Interest, but shall not be relieved of any obligation as a Member.  A Person that ceases to be a Member pursuant to Section 18-304 of the Act shall thereafter have only the rights of an assignee with respect to such Person’s Interest.

3.3           Action by Members.

(a)           Except as otherwise specifically provided herein, no Member, in such capacity, shall (i) manage or participate in managing Company, (ii) transact any business on behalf of Company, or (iii) have any power or authority to bind Company.

(b)           Members owning in total not less than the Percentage necessary to take action by vote at a meeting may take such action, without prior notice or a vote, by signed written consent or consents (including by electronic transmission, as defined in Section 18-302(d) of the Act) setting forth the action being taken, delivered to the Board within 60 days after the date of the earliest signature.  Company shall keep the minutes of each meeting and each written consent in its minute book and promptly notify all Members of action taken by written consent by fewer than all Members.

ARTICLE IV
MANAGEMENT

4.1           Management by Managers.

(a)           Except as otherwise expressly provided in this Agreement or as expressly required by a non-waivable provision of the Act, the management of Company shall be vested in exclusively in the Managers, with the rights, powers, and duties hereinafter set forth.  Notwithstanding the foregoing, no Manager shall authorize, take, or cause to be taken any action by or on behalf of Company, or purport to bind Company with respect to any matter, outside Company’s routine operations or affairs, without Board Consent.  The Board shall act by affirmative vote of no less than four of the Board Managers at a meeting, minutes of which shall be kept in Company’s minute book, or by written consent or consents (including by electronic transmission, as defined in Section 18-404 of the Act) of no less than four of the Board Managers, which shall be kept in Company’s minute book (such vote or written consent to be referred to as “Board Consent”).

(b)           Company’s Business and affairs shall be managed under the direction of the Board, constituted as set forth in Section 4.2(a).  Officers shall have responsibility for Company’s routine operations.  One Officer shall have the duty to record the proceedings of the Board and Members in Company’s minute book.  Except as otherwise expressly provided herein, a Manager may resign upon prior written notice to the Board.

4.2           Designation, Resignation, and Removal of Managers.

(a)           For so long as AEM and Shelton are Members, the Board shall be comprised of five Managers (each, a “Board Manager”), of whom three shall be designated by AEM, and two shall be designated by Shelton.  At such time as AEM or Shelton shall cease to be a Member (“withdrawing Member”), the individuals designated by such withdrawing Member shall cease to be Board Managers, such withdrawing Member shall no longer be entitled to designate any Board Manager, and the number of Board Managers comprising the Board shall be reduced by the number of Board Managers that such withdrawing Member had been entitled to designate.  Notwithstanding the foregoing, if the withdrawing Member has transferred its Interest pursuant to Section 6.2(a) or 6.4(c), the number of Board Managers shall not be adjusted; the transferee shall be entitled to designate the number of Board Managers that the withdrawing Member had been entitled to designate; and, thereafter, the transferee may remove Board Managers or fill vacancies among Board Managers in accordance with Section 4.2(a)(ii).

(i)           AEM hereby designates Tianfu Yang (“Yang”), Tianli Yang, and Zedong Xu as Board Managers.  Shelton hereby designates Shaotang Chen (“Chen”) and Julie Chen as Board Managers.

(ii)           By notice to Company and the other Member, either Member may, at any time, remove any Board Manager designated pursuant to Section 4.2(a)(i) (or the last sentence of Section 4.2(a), in the case of a transferee Member) or this Section 4.2(a)(ii) and at any time designate an individual to fill any vacancy, however created, among those so designated.

(b)           Company shall have such Officers, with such responsibilities, as shall be determined by the Board from time to time and as set forth herein.  The Board may remove or replace any Officer, at any time, for any or no reason, as the Board shall determine.  No such removal shall impair an Officer’s rights under any employment agreement with Company.  Yang is hereby appointed Chairman and Chief Executive Officer, and Chen is hereby appointed General Manager, each with such authority and responsibilities as he held prior to the date hereof.

(c)           Chen shall not resign as a Manager for so long as Shelton is a Member.

4.3           Limitations on Powers of Managers.  Without Board Consent, no Manager shall take any action under Section 2.2 or 2.3, or on Company’s behalf or cause Company to:

(a)           amend, restate, or revoke the Certificate of Formation or amend this Agreement;

(b)           authorize, enter, amend, or revoke any agreement, commitment, or other transaction between Company and any Manager or Affiliate of any Manager;

(c)           sell, assign, exchange, lease, mortgage, pledge or otherwise transfer any Company asset, other than inventory in the ordinary course of business,

(d)           acquire any asset in a single transaction or related transactions for a total purchase price exceeding $50,000;

(e)           incur, assume or otherwise incur any liability, enter into any transaction, or pay or incur any expense other than in accordance with the Budget;

(f)           create, incur, assume, or otherwise become liable with respect to any obligation for borrowed money;

(g)           hire or fix the compensation of any employee;

(h)           hire or engage or continue the employment engagement of any employee or consultant that has not signed an intellectual property agreement in the form of Exhibit A.

(i)           adopt, make, amend or revoke any tax or accounting election, method or procedure relating to Company;

(j)           change Company’s accountants;

(k)           make any Distribution, other than as provided herein; or

(l)           agree to do any of the foregoing.

The above list may be amended from time to time with Board Consent to add additional actions.

4.4           Specific Agreements.  Concurrently with execution hereof, the employment agreement previously entered between Company and Chen, in the form of Exhibit B, shall continue, and is hereby authorized and ratified

4.5           Budget.  Before each Fiscal Year, the Board shall adopt a Budget for such Fiscal Year.  If the Board fails to adopt a Budget for a Fiscal Year, the Budget for the preceding Fiscal Year shall be deemed to be the current Fiscal Year Budget until a new Budget is approved.

ARTICLE V
ALLOCATIONS OF PROFIT, LOSS AND DISTRIBUTIONS

5.1           No Priorities of Members; No Withdrawals of Capital.  Except as otherwise specified in this Agreement, no Member shall have a priority over any other Member as to any allocation of Profit, Loss, or special allocations or as to any Distribution, whether by way of return of capital or by way of profits.  No Member shall have any right to withdraw or reduce a Contribution, except as a result of the dissolution and liquidation of Company, and, in such case, no Member shall have the right to demand or receive property other than cash.  No Member has any right to, interest in, or claim against any specific property of Company by reason of his Interest.

5.2           Allocation of Profit or Loss.  Profit for each Fiscal Year (or portion thereof beginning on or after the date hereof) shall be allocated to the Members in accordance to their respective Percentages:

5.3           Special Allocations.

(a)           If there is a net decrease in Company Minimum Gain during any Fiscal Year (or portion thereof beginning on or after the date hereof), the minimum gain chargeback provisions described in Treasury Regulations § 1.704-2(f) and (g) shall apply.

(b)           If there is a net decrease in Member Minimum Gain during any Fiscal Year (or portion thereof beginning on or after the date hereof), the partner minimum gain chargeback provisions described in Treasury Regulations § 1.704-2(i) shall apply.

(c)           If a Member unexpectedly receives an adjustment, allocation, or Distribution described in Treasury Regulations § 1.704 1(b)(2)(ii)(d)(4), (5) or (6), which adjustment, allocation, or distribution creates or increases a deficit balance in that Member’s Adjusted Capital Account, the “qualified income offset” provisions described in Treasury Regulations § 1.704-1(b)(2)(ii)(d) shall apply.

(d)           Nonrecourse Deductions shall be allocated to the Members in proportion to their respective Percentages.

(e)           Member Nonrecourse Deductions shall be allocated to the Members as required by Treasury Regulations § 1.704-2(i)(1).

(f)           The special allocations in Section 5.3 are intended to comply with certain requirements of the Treasury Regulations and shall be interpreted consistently therewith.  The Members intend that any special allocation pursuant to Section 5.3 shall be offset with other special allocations pursuant to Section 5.3.  Accordingly, special allocations of income, gain, loss, or deduction shall be made in such manner that, in the reasonable determination of the Board, taking into account likely future allocations under Section 5.3, after such allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account it would have been were Section 5.3 not part of this Agreement.

5.4           Tax Allocation Matters.

(a)           Contributed or Revalued Property.  Each Member’s allocable share of Company taxable income or loss, or depreciation, depletion, amortization, and gain or loss with respect to any contributed property, or with respect to Company property that is revalued pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g) or Section 10.11, shall be determined in the manner (and as to revaluations, in the same manner as) provided in Section 704(c) of the Code. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing (or deemed to be contributing) it and the Fair Market Value of the property at the time of its contribution or revaluation, as the case may be, as determined by the Board.  Company shall apply Section 704(c)(1)(A) by using the “traditional method” as set forth in Treasury Regulations § 1.704-3(b).

(b)           Recapture Items.  If Company has taxable income in any Fiscal Year that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member’s share of prior cumulative depreciation deductions with respect to the assets giving rise to the recapture income.

(c)           Imputed Interest.  If Company is required to recognize any interest income pursuant to Section 483 or Sections 1271 through 1288 of the Code in connection with any Member’s obligation to make a Contribution, such interest income shall be specially allocated to such Member, and the amount of such interest income shall be excluded from the Contributions credited to such Member’s Capital Account in connection with the payment of such obligation.

(d)           Intent of Allocations.  The Members intend that the allocation provisions of this Agreement will produce a final Capital Account balance immediately prior to the Distributions in liquidation of Company (after giving effect to all contributions, allocations, distributions (other than in liquidation) and other Capital Account adjustments for all Fiscal Years, including the Fiscal Year in which the liquidation occurs) for each Member that will be equal to the amount such Member will receive upon the dissolution and liquidation of Company.  If such allocations would fail to produce such final Capital Account balances, the Board may, in its sole discretion, require Profit, Loss, special allocations, or items thereof to be allocated among the Members so as, in the determination of the Board, to achieve such result to the extent possible.

(e)           Consistent Treatment.  All items of income, gain, loss, deduction and credit of Company shall be allocated among the Members for federal income tax purposes in a manner consistent with the allocation of the corresponding items under this ARTICLE V.  Each Member is aware of the income tax consequences of the allocations made by this ARTICLE V and hereby agrees to be bound by the provisions of this ARTICLE V in reporting his share of Company income, gain, loss, deduction and credit for income tax purposes.  No Member shall report on his tax return any transaction by Company or any amount allocated or distributed by Company or contributed to Company inconsistently with the treatment reported (or to be reported) by Company on its tax return or take a position for tax purposes that is inconsistent with the position taken by Company.

5.5           Distributions.

(a)           Tax Distributions.  As soon as practicable following the end of each Fiscal Year (or portion thereof beginning on or after the date hereof) or fiscal quarter, in either case, if authorized by Board Consent, Company shall distribute cash, to the extent there is Distributable Cash, to the Members in an amount equal to the excess, if any, of the Cumulative Tax with respect to such Fiscal Year or fiscal quarter, as the case may be, over the aggregate amounts previously distributed pursuant to this Section 5.5(a).  Such amounts shall be distributed to the Members in proportion to such excess for each Member.  Company may designate Distributions of Distributable Cash during the Fiscal Year, including any quarterly Distributions of Distributable Cash, as advance distributions under this Section 5.5(a).  To the extent such advance distributions exceed the amount required to be distributed under this Section 5.5(a) with respect to the Fiscal Year, such excess shall be treated as a Distribution pursuant to Section 5.5(b), if the Board so determines, or as a loan from Company to the recipient Member.  If such loan is not repaid within 30 days after notice from the Board, the loan shall bear interest at a rate equal to the Interest Rate from the date of such notice to the date of repayment.  In addition to all other remedies Company may have, Company may withhold Distributions that would otherwise be payable to such Member and apply such amount to repayment of the loan and interest.

(b)           Additional Distributions.  Company shall make Distributions in cash to the extent there is Distributable Cash (after any reduction for any distribution under Section 5.5(a)), or in property, at such times and in such amounts as the Board may determine.  Any amount that is distributed under this Section 5.5(b) shall be distributed to the Members in proportion to their respective Percentages.

(c)           Limitations on Distributions. Notwithstanding anything herein to the contrary, Company shall make no Distribution to a Member in violation of the Act.

5.6           Additional Allocation Rules.

(a)           Allocation.  If there is a change in any Member’s Percentage for any reason during any Fiscal Year, each item of income, gain, loss, deduction or credit of Company for that Fiscal Year shall be assigned pro rata to each day in that Fiscal Year in the case of items allocated based on Percentages, and the amount of such item so assigned to any such day shall be allocated to the Member based upon that Member’s Percentage at the close of that day.  Notwithstanding the foregoing, the net amount of gain or loss realized by Company in connection with the sale or other disposition of property other than in the ordinary course of business shall be allocated solely to Members having a Percentage on the date of such sale or other disposition.

(b)           Distributions.  Except as otherwise provided herein, all Distributions shall be allocated among the Members in accordance with their respective Percentages on the date of the Distribution.

(c)           Percentage and Capital Account.  If any Interest is Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Percentage and Capital Account of the transferor to the extent they are attributable to the Interest so Transferred.

5.7           Order of Application.  To the extent that any allocation, Distribution or adjustment specified in this Agreement affects the results of any other allocation, Distribution or adjustment required herein, the allocations, Distributions and adjustments specified in the following Sections shall be made in the priority listed and in the order set forth therein:

(a)           Section 5.5;

(b)           Section 5.4;

(c)           Section 5.3;

(d)           Section 5.2; and

(e)           Section 8.4.

To the extent possible, these provisions shall be applied as if all Distributions and allocations were made at the end of Company’s Fiscal Year.  Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the Fiscal Year.

5.8           Allocation of Excess Nonrecourse Liabilities.  “Excess nonrecourse liabilities” of Company as used in Treasury Regulations § 1.752-3(a)(3) shall first be allocated among the Members pursuant to the “additional method” described in such section and then in accordance with the Members’ respective Percentages.

5.9           Form of Distribution.

(a)           No Member has the right to demand or receive any Distribution from Company in any form other than cash.  Except with respect to a Distribution of an asset in kind to all of the Members in proportion to the respective amounts they would have received upon Distribution of cash equal to the Fair Market Value of the asset being distributed, no Member may be compelled to accept a Distribution, whether interim or on dissolution and winding up, of any asset in kind.  No Member may be compelled to assume any liability of Company in connection with a Distribution.

(b)           The Board shall determine the Fair Market Value of any asset to be distributed in kind (whether as interim Distribution or on dissolution and winding up) and the Profit, Loss and special allocations that would have resulted if that asset had been sold for that value, which amounts shall be allocated pursuant to this ARTICLE V, and the Members’ Capital Accounts shall be adjusted to reflect those allocations.  The Capital Account of each Member receiving the in-kind Distribution shall be charged with the Fair Market Value of such interest as determined by the Board.

5.10           Amounts Withheld.  Any amounts withheld with respect to a Member pursuant to any federal, state, local or foreign tax law from a Distribution by Company to the Member shall be treated as distributed to such Member pursuant to Section 5.5 or 8.4.  Any other amount that the Board determines is required to be paid by Company to a taxing authority with respect to a Member pursuant to any federal, state, local or foreign tax law in connection with any payment to or tax liability (estimated or otherwise) of the Member shall be treated as a loan from Company to such Member.  If such loan is not repaid within thirty (30) days from the date the Board notifies such Member of such withholding, the loan shall bear interest at the Interest Rate from the date of the applicable notice to the date of repayment.  In addition to all other remedies Company may have, Company may withhold Distributions that would otherwise be payable to such Member and apply such amount toward repayment of the loan and interest.  Each Member shall fully cooperate with the efforts of Company to determine and comply with its withholding and reporting obligations, and agrees to provide Company with such information as the Manager may reasonably request in connection therewith.

ARTICLE VI
TRANSFERS OF INTERESTS

6.1           Transfers of Interests, Generally.  Except as otherwise expressly provided in this ARTICLE VI, no Member may Transfer all or any part of its Interest.  Any attempted Transfer in violation of this ARTICLE VI shall be null and void ab initio and shall not bind Company, in addition to constituting a material breach of this Agreement.  Any Transfer of a membership interest or part thereof in Shelton without prior written approval by Harbin in the form of a Board Consent shall be treated as a dissolution of Shelton as contemplated by Section 6.2(b).

6.2           Permitted Transfers.  Subject to Section 6.3, the restrictions upon Transfer specified in Section 6.1 shall not apply to any Transfer of all or any part of its Interest,

(a)           by AEM to Harbin or any other wholly owned subsidiary of Harbin (collectively, “Harbin Permitted Transferees”) or subsequent Transfers of such Interest in whole or part to any wholly owned subsidiary of Harbin Permitted Transferee, provided, that, before any Harbin Permitted Transferee shall cease to be such, it shall Transfer the Interest or part thereof held by it to a Harbin Permitted Transferee; or

(b)           by Shelton, upon its dissolution, to those Persons that are on the date of such dissolution members of Shelton (collectively, “Shelton Permitted Transferees”); provided, however, that in the case of any dissolution of Shelton due to a Transfer of a membership interest in Shelton without prior written approval of Harbin, no such Transfer shall be recognized by Company or Harbin for purposes of this Section 6.2(b); provided, that any such Harbin Permitted Transferee or Shelton Permitted Transferee (other than a Person who is already a Member) shall agree in writing to be subject to the terms hereof, as a Member, and the Shelton Permitted Transferees shall have only the rights of an assignee.

6.3           Further Restrictions on Transfers.  Notwithstanding anything herein to the contrary, in addition to any other restriction on Transfer of an Interest, no Interest may be Transferred (a) without compliance with the Securities Act and any other applicable securities or “blue sky” laws; (b) if, in the determination of the Board, the Transfer could result in Company’s (i) not being classified as a partnership for federal income tax purposes, (ii) being classified as a publicly traded partnership for federal income tax purposes, or (iii) subject to the Investment Company Act of 1940; (c) if, in the determination of the Board, the Transfer would result in the termination of Company under Section 708 of the Code, and such termination would have a material adverse effect on Company or the Members; (e) if the transferee is a minor or incompetent; or (f) unless Company is paid a transfer fee in cash sufficient, in the Board’s sole determination, to cover all expenses incurred by Company in connection with the Transfer and admission of the transferee as a Member.  Except pursuant to Section 6.2, without Board Consent, no Member shall Transfer less than all of its Interest.

6.4           Sale of Interest.

(a)           If a Member (“Seller”) receives and wishes to accept a bona fide written offer (“Third Party Offer”) from an unrelated third party (“Buyer”) to purchase all (but not less than all) of Seller’s Interest (“Offered Interest”) for cash and otherwise in compliance herewith, Seller shall give notice (“Proposed Sale Notice”) to such effect to the other Member (“Other Member”).  The Proposed Sale Notice shall set forth the name and address of the Buyer, the purchase price, and all other terms of the Third Party Offer and contain an offer (“Notice Offer”), irrevocable during the Option Period (as defined below), to sell all (but not less than all) of the Offered Interest to the Other Member on the terms of the Third Party Offer.  If the Offered Interest represents a majority of the Percentages, Seller may stipulate in the Proposed Sale Notice that the Other Member must sell its Interest to Buyer on the same terms as Seller (with the purchase price for the Other Member’s Interest to be proportionately adjusted), if Seller sells the Offered Interest pursuant to Section 6.4(c) (“Drag Right”).  The Proposed Sale Notice shall be accompanied by a copy of the Third Party Offer.

(b)           By notice given within 15 days after delivery of the Notice Offer (“Option Period”), the Other Member may accept the Notice Offer or require Seller (“Tag Right”) to reject the Third Party Offer, unless Buyer agrees with the Other Member to purchase all of the Other Member’s Interest on the same terms (with the purchase price for the Other Member’s Interest to be proportionately adjusted) as the Offered Interest.

(c)           If the Other Member does not accept the Notice Offer, Seller may, within 10 days following the earlier of the expiration of the Option Period or the Other Member’s notifying Seller that the Other Member either exercises the Tag Right or declines to exercise any of its rights under Section 6.4(b), Seller may sell all (but not less than all) of the Offered Interest to Buyer, on terms no less favorable to Seller than those set forth in the Proposed Sale Notice.  If the Drag Right or Tag Right shall have been exercised, the sale of all (but not less than all) of the Other Member’s Interest pursuant thereto shall close, concurrently, on the same terms (with the purchase price for the Other Member’s Interest proportionately adjusted).  If the sale is not consummated as provided in this Section 6.4(c), Seller may not Transfer the Offered Interest, except after again complying with this Section 6.4 or otherwise in compliance with the terms hereof.

6.5           Shot Gun Buy-Sell.  Either Member (“Offering Member”), at any time after the second anniversary of the date hereof, may, by not less than 30 days’ notice to the other Member (“Notice Period”), offer irrevocably to buy (“Buy Notice”) all (but not less than all) of the other Member’s (“Electing Member”) Interest or sell (“Sell Notice”) to Electing Member all (but not less than all) of Offering Member’s Interest at a price specified in the notice.  Offering Member’s notice shall state that, instead of accepting Offering Member’s offer, Electing Member may, by counter-notice given within the Notice Period, elect to purchase all (but not less than all) of Offering Member’s Interest, in the case of a Buy Notice, or sell to Offering Member all (but not less than all) of Electing Member’s Interest, in the case of a Sell Notice, at the price specified in Offering Member’s notice, proportionately adjusted.  Electing Member shall sell its Interest to Offering Member, in the case of a Buy Notice, or buy Offering Member’s Interest, in the case of a Sell Notice, unless, during the Notice Period, Electing Member shall deliver to Offering Member a counter-notice, in which case, Offering Member shall sell its Interest to Electing Member or buy Electing Member’s Interest, as specified in the counter-notice.

6.6           Closing.  The closing of a sale of the Offered Interest pursuant to an accepted Notice Offer under Section 6.4(b) shall take place on the fifth day after delivery thereof, and the closing of a sale pursuant to Section 6.5 shall take place on the 10th day after the earlier of expiration of the Notice Period or Electing Member’s delivery of an acceptance of Offering Member’s notice or a counter-notice, at 10:00 a.m., local time, at Company’s principal office, or at such other place, date, and time as the Members party to the transaction shall agree.  At the closing, the buying Member shall pay to the selling Member the purchase price for the Interest being sold, in cash, and the selling Member shall execute and deliver to the buying Member such documents (including any amendment hereof) as the buying Member may reasonably request to effect the Transfer.  In addition, the selling Member shall release Company and the buying Member, and Company and the buying Member shall release the selling Member, from any claim relating to this Agreement or the Interest being sold.  Language to the effect that a purchase price for an Interest is to be “proportionately adjusted” means that the purchase price for such Interest shall bear the same ratio to the purchase price offered with respect to the other Interest as the respective Percentages related to such Interests bear to each other.

6.7           Admission of Transferee as a Member.  Upon a Transfer of an Interest or part thereof pursuant to Section 6.2(a) or 6.4, the transferee shall be admitted as a Member, and any reference herein to the transferring Member shall thereafter refer to the transferee, to the extent of the Interest transferred.  A Member shall cease to be such, upon transfer of all of its Interest.

6.8           Enforcement.  The provisions of this Article VI are an essential element in the ownership of an Interest.  Company or any Member shall be entitled to require specific performance of any such provision, including those requiring or prohibiting a Transfer of all or a portion of its Interest.

ARTICLE VII
ACCOUNTING, RECORDS AND REPORTING

7.1           Books and Records.

(a)           Maintenance and Access.  Company’s books and records shall be kept, and its financial position and the results of operations compiled, in accordance with Company’s United States generally accepted accounting principles and otherwise in compliance with requirements applicable to a subsidiary of an issuer equity securities of which are registered under the Exchange Act.  Company shall maintain all of the following at its principal office, with copies available at all times during normal business hours for inspection and copying upon reasonable notice by any Member or its authorized representatives, for any purpose reasonably related to the Interest of that Member:

(i)           true and full information regarding the status of the business and financial condition of Company;

(ii)           promptly after becoming available, a copy of Company’s federal, state, and local income tax returns for each Fiscal Year;

(iii)           a current list of the full name and last known business, residence, or mailing address of each Member and Manager;

(iv)           a copy of this Agreement and the Certificate of Formation and all amendments thereto; and

(v)           true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed or agreed to be contributed by each Member, and the date on which each became a Member.

(b)           Confidential Information. Notwithstanding Section 7.1(a), Company may keep confidential from a Member any information that (i) the Board believes to be in the nature of trade secrets, or other information disclosure of which the Board in good faith believes is not in the best interest of Company or could damage Company or its business, or (ii) Company is required by law or agreement with a third party to keep confidential.

7.2           Financial and Tax Reports.

(a)           Company shall provide to the Members such financial reports as the Board shall determine, and, in any case, shall provide to AEM such financial reports and information as necessary for Harbin to comply with its reporting obligations under the Exchange Act and applicable stock market rules.

(b)           Company shall cause to be prepared and duly and timely filed, at Company’s expense, all tax returns required to be filed by Company, as determined by the Board.  Within ninety (90) days after the end of each Fiscal Year, Company shall send to each Member such information relating to Company as the Board determines is necessary for the Member to complete its federal, state and local income tax returns that include such Fiscal Year.

7.3           Accounts; Invested Funds.  All Company funds shall be deposited in such Company account or accounts as the Board shall determine and, in any case, shall not be commingled with the funds of any other Person.  All withdrawals therefrom shall be made upon checks signed by such Persons and in such manner as the Board determines.  Temporary surplus funds may be invested in commercial paper, time deposits, short-term government obligations or other investments, as determined by the Board.

7.4           Tax Elections.  Except as otherwise expressly provided herein, Company shall make such tax elections as the Board may determine, in its sole discretion.

7.5           Tax Matters Partner.

(a)           As long as it qualifies as tax matters partner under the Code, AEM shall be the Tax Matters Partner.  If there is no Tax Matters Partner, the Person meeting the requirements for a tax matters partner under Code Section 6231(a)(7) and designated by vote of Members owning a majority of the Percentages shall be the Tax Matters Partner.

(b)           The Tax Matters Partner shall have all of the powers and authority of a tax matters partner under the Code.  The Tax Matters Partner shall represent Company at Company’s expense in connection with all administrative or judicial proceedings by the Internal Revenue Service or any taxing authority and may expend Company’s funds for professional services and costs associated therewith.  The Tax Matters Partner shall provide to the Members prompt notice of any communication to or from or agreements with a federal, state, or local taxing authority regarding any Company tax return, including a summary of the provisions thereof.

7.6           Confidentiality.  All Company books, records, financial statements, tax returns, budgets, business plans, and projections, all other information concerning Company’s business, affairs, and properties, and all of the terms and provisions of this Agreement shall be held in confidence by each Member and Manager and their respective Affiliates, subject to any obligation to comply with (i) any applicable law, (ii) any rule or regulation of any legal authority or securities exchange, or (iii) any subpoena or other legal process to make information available to the Persons entitled thereto.  Each Member shall, and shall cause its Affiliates to, maintain such confidentiality until such time, if any, as any such confidential information either is, or becomes, published or a matter of public knowledge (other than as a result of a breach of this Section 7.6 by such Member or any of its Affiliates).

ARTICLE VIII
DISSOLUTION AND WINDING UP

8.1           Dissolution.  Company shall be dissolved, its assets disposed of, and its affairs wound up, upon the first to occur of the following:

(a)           the Board’s determination to dissolve Company;

(b)           a sale of all or substantially all of Company’s assets; or

(c)           the entry of a judicial decree of dissolution of Company pursuant to the Act.

8.2           Date of Dissolution.  Company’s dissolution shall be effective on the day on which the event occurs giving rise thereto, but Company shall not terminate until its assets have been liquidated and distributed as provided herein.  Notwithstanding a dissolution, prior to termination, the business and the rights and obligations of the Members, as such, shall continue to be governed by this Agreement.

8.3           Winding Up.  Upon the occurrence of any event specified in Section 8.1, Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors, and distributing any remaining assets in cash or in kind, to the Members.  The Board shall be responsible for overseeing the winding up and liquidation of Company and shall cause Company to sell or otherwise liquidate all of Company’s assets, except to the extent the Board determines to distribute any assets to the Members in kind; discharge or make reasonable provision for all of the liabilities of Company and all costs relating to the dissolution, winding up, and liquidation and distribution of assets; establish such reserves as may be reasonably necessary to provide for contingent liabilities of Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of Company, and any subsequent reduction in such reserves (other than on account of payment) shall be treated as income); and distribute the remaining assets to the Members, in the manner specified in Section 8.4.  The Board shall be allowed a reasonable time for the orderly liquidation of Company’s assets and discharge of its liabilities, so as to preserve and, upon disposition, maximize, to the extent possible, the value of such assets.

8.4           Liquidating Distributions.  Company’s assets, or the proceeds from the liquidation thereof, shall be applied in cash or in kind, in the following order:

(a)           to creditors (including Members who are creditors (other than on account of their Capital Accounts)) to the extent otherwise permitted by applicable law in satisfaction of all Company liabilities and obligations (including expenses of the liquidation, whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members and former Members under Section 18-601 of the Act;

(b)           to the establishment of such reserves for contingent liabilities, to be maintained for such periods, as the Board shall deem reasonably necessary (other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members and former Members under Section 18-601 of the Act); provided, however, that at the expiration of such period, any balance shall be distributed in accordance with Sections 8.4(c) and (d);

(c)           to Members and former Members in satisfaction of any liabilities for distributions under Section 18-601 of the Act; and

(d)           to the Members, in accordance with Section 6.5.

8.5           No Liability.  Notwithstanding anything herein to the contrary, upon a liquidation within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the Year in which such liquidation occurs), neither that Member nor any Manager shall have any obligation to make any contribution to the capital of Company, and the deficit balance of that Member’s Capital Account shall not be considered a debt owed by that Member or any Manager to Company or to any other Person for any purpose whatsoever.

8.6           Limitations on Payments Made in Dissolution.  Each Member shall be entitled to look only to the assets of Company for the return of that Member’s positive Capital Account balance, and no Member or Manager shall have any personal liability therefor.

8.7           Certificate of Cancellation.  Upon completion of the winding up of Company’s affairs, Company shall file a Certificate of Cancellation of the Certificate of Formation with the Delaware Secretary of State.  Company shall also file such withdrawals of qualification to do business and take such other actions in such jurisdictions as the Board determines are necessary or appropriate to terminate the legal existence or qualification of Company.

ARTICLE IX
LIMITATION OF LIABILITY; STANDARD OF CARE; INDEMNIFICATION

9.1           Limitation of Liability.  Company’s debts, obligations, and liabilities, whether arising in contract, tort, or otherwise, shall be solely Company’s debts, obligations and liabilities, and, no Member or Manager, solely in such capacity, shall be obligated personally for any debt, obligation, or liability.  Notwithstanding anything contained herein to the contrary, Company’s failure to observe any formality or requirement relating to the exercise of its powers or the management of its business and affairs shall not be grounds for imposing personal liability on any Member for any Company debt, obligation, or liability.

9.2           Other Activities of Members, Managers.

(a)           No Member, while a Member or for one year after it or he shall cease to be such (the “Restricted Period”) shall, anywhere in China or in the United States of America, engage or agree to engage in the Business, directly or indirectly, as principal, partner, member, agent, employee, independent contractor, stockholder, or otherwise, except through Company.

(b)           No Member or Manager is entitled to participate or otherwise have any interest in any other activity, enterprise, or project of another Member or Manager, unless otherwise agreed between them, or, subject to Section 9.2(a), shall incur any liability to Company or any other Member or Manager from engaging in any other activity, enterprise, or project or be obligated to offer any prospective activity, enterprise, project or opportunity to Company.

(c)           Nothing in this Agreement shall prevent a Manager from engaging or participating in any other activity, enterprise, or project, regardless whether related to the Business or competitive therewith or relieve any Manager of any obligation to Company under any other agreement between such Manager and Company.

9.3           Standard of Care.  No Member or Manager shall have any personal liability whatsoever to Company, any Member, or any Affiliate of Company or a Member, on account of such Member’s or Manager’s acts or omissions in connection with the Business and Company’s affairs, so long as such Person acts in good faith for a purpose that the Person reasonably believed to be in, or not opposed to, Company’s best interests; provided, however, that nothing contained herein shall protect any such Person against any liability to which such Person would otherwise be subject if a judgment or other final adjudication adverse to such Person establishes (a) that his acts were committed in bad faith or deliberately dishonest and material to the cause of action so adjudicated, or (b) that such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled.

9.4           Indemnification.  Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any Person made, or threatened to be made, a party to an action or proceeding, whether civil, criminal, or investigative (a “proceeding”), including an action by or in the right of Company, by reason of the fact that such Person was or is a Member (including in the capacity of the Tax Matters Partner) or Manager, from and against all judgments, fines, amounts paid in settlement, and reasonable expenses, including expenses of investigation and accounting and attorneys’ fees (“Litigation Costs”), incurred as a result of such proceeding, or any appeal therein, if (a) such Person acted in accordance with the standard of care prescribed in Section 9.3, and (b) in a criminal proceeding, in addition, such Person had no reasonable cause to believe that his conduct was unlawful; provided, however, that nothing contained herein shall permit any Person to be indemnified or held harmless if and to the extent the Litigation Cost, sought to be indemnified or held harmless against results from a judgment or other final adjudication adverse to such Person that establishes (i) that his acts were committed in bad faith or were deliberately dishonest and  material to the cause of action so adjudicated, or (ii) that such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled.  The termination of any such civil or criminal proceeding by judgment, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such Person did not act in good faith, for a purpose that he reasonably believed to be in, or not opposed to, the best interests of Company, or that he had reasonable cause to believe that his conduct was unlawful.  Company’s indemnification obligations hereunder shall survive Company’s dissolution.  Each indemnified Person shall have a claim against the net assets of Company for payment of Litigation Costs from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of Distributions to the Members.

9.5           Contract Right; Expenses.  The right to indemnification conferred in this ARTICLE IX shall be a contract right. Company may advance Litigation Costs incurred by any Person referred to in Section 9.4 any such proceeding, in advance of its final disposition, provided that such Person agrees to repay any amount that it is ultimately determined such Person is not entitled to receive under this ARTICLE IX.

9.6           Indemnification of Employees and Agents.  In addition to the indemnification and expense advancement provided in Sections 9.4 and 9.5, the Board may authorize indemnification and advancement of expenses to any employee, independent contractor, or agent of Company or to their officers, directors, shareholders, partners, members, managers, employees, independent contractors, or agents, up to the extent same might be provided pursuant to Sections 9.4 and 9.5.

9.7           Nonexclusive Right.  The right to indemnification and expense advancement conferred in this ARTICLE IX shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute or agreement, or under any insurance policy obtained for the benefit of any indemnified Person.

9.8           Severability.  If any provision of this ARTICLE IX is determined to be unenforceable in whole or in part, such provision shall nonetheless be enforced to the fullest extent permissible.

9.9           Insurance.  In the discretion of the Board, Company may purchase and maintain insurance on behalf of an indemnified Person, including for a reasonable period after a Person ceases to hold the position with respect to which indemnification or expense advancement is authorized or required hereunder, against Litigation Costs.  In addition, in the discretion of the Board, Company may purchase and maintain insurance on behalf of any other Person who is or was an employee, independent contractor, or agent of Company, or their officers, directors, shareholders, partners, members, managers, employees, independent contractors, or agents, whether or not Company would be required to indemnify that Person against liability under the provisions of ARTICLE IX or under applicable law.

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ARTICLE X
DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

10.1           “Act” means the Delaware Limited Liability Company Act, 6 Del. Code § 18-101 et seq.

10.2           “Adjusted Capital Account” of a Member means the Capital Account of that Member, increased by any amount that such Member is expressly obligated to restore pursuant to an agreement with Company (including any additional Contribution required by the second sentence of Section 2.1(a)) or is deemed to be obligated to restore pursuant to Treasury Regulations § 1.704-1(b)(2)(ii)(c) or the penultimate sentence of Treasury Regulations § 1.704-2(g)(1) or 1.704-2(i)(5), and reduced by the items described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6).

10.3           “Affiliate” of another Person means (a) a Person directly or indirectly (through one or more intermediaries) Controlling, Controlled by, or under common Control with that other Person; (b) any officer, director, partner (other than a limited partner), or member (other than a member having no management authority), of that other Person; and (c) for purposes of Section 4.3(b), a Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of that other Person, (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of that other Person, or (iii) who is a spouse, parent, child, sibling, grandparent, grandchild, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of that other Person or that is a trust for the benefit of an Affiliate of that other Person or of which an Affiliate of that other Person is a officer, director, partner (other than a limited partner), or member (other than a member having no management authority), or trustee.

10.4           “Agreement” means this Limited Liability Company Agreement of Company.

10.5           “AEM” means Advanced Electric Motors, Inc., a Delaware corporation.

10.6           “Board” means the Board of Managers, as defined in Section 4.1(b).

10.7           “Board Consent” is defined in Section 4.1(a).

10.8           “Board Manager” is defined in Section 4.2(a).

10.9           “Business” means each of the research, design, development, distribution, maintenance, manufacture, marketing, modification, programming, repair, and sale of servo controllers, and any circuit, component, firmware, hardware, part and software therefor.

10.10           “Budget” means the operating budget of Company for a Fiscal Year that is prepared and approved in accordance with Section 4.5.

10.11           “Capital Account” of a Member means the capital account of that Member determined in accordance with Treasury Regulations § 1.704-1(b)(2)(iv) and this Section 10.11.  The Capital Accounts shall be adjusted by the Board upon an event described in Treasury Regulations § 1.704-1(b)(2)(iv)(f)(5) in the manner described in Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g) if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in Company; provided, however, that Capital Accounts shall not be marked to market in connection with the additional Contribution required by the second sentence of Section 2.1(a).

10.12           “Certificate of Formation” means the Certificate of Formation of Company filed under the Act with the Delaware Secretary of State.

10.13           “Code” means the Internal Revenue Code of 1986.

10.14           “Company” is defined in the preamble.

10.15           “Company Minimum Gain” with respect to any Fiscal Year means the “partnership minimum gain” of Company with respect to such Fiscal Year as defined in Treasury Regulations § 1.704-2(b)(2) and determined in accordance with Treasury Regulations § 1.704 2(d).

10.16           “Contribution” of a Member means the amount of money and the gross Fair Market Value on the date contributed of property as determined by the Board (net of any liability assumed by Company or to which the property is subject), contributed to the capital of Company by such Member.

10.17           “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlled by,” “Controlling” and “under common Control with” have correlative meanings.

10.18           “Cumulative Tax” for a Member with respect to a Fiscal Year means the Cumulative Tax for the Member with respect to the preceding Fiscal Year plus the federal, state and local income tax that would be paid by a hypothetical individual member of Company, who is a citizen of the United States residing and domiciled in Detroit, Michigan metropolitan area.  with the same Interest as the Member, on the taxable income included in Profit allocated to such Member pursuant to Section 5.2 for such Fiscal Year, as determined by the Board, computed by assuming that all such Profit and income is allocable solely to Detroit Michigan, that the individual pays income tax on such amount at the maximum marginal income tax rate in effect for such Period based on the type of income (without regard to phase outs, alternative taxes and the like and without regard to any other tax attribute of the Member), but that such state and local income tax is currently deductible for federal income tax purposes, and by taking into account such other assumptions as may be determined by the Board, which apply to all Members.  Cumulative Tax with respect to any period preceding the formation of Company is deemed to be zero.

10.19           “Distributable Cash” at any time means that portion of the cash then on hand or in accounts of Company at a bank or other financial institution that the Board determines is available for distribution to the Members at such time, taking into account (a) the amount of cash required for the payment of all current expenses, liabilities, and obligations of Company (whether for expense items, capital expenditures, improvements, retirement of indebtedness, or otherwise) and (b) the amount of cash that the Board deems necessary or appropriate to establish reserves for the payment of future expenses, liabilities, obligations, capital expenditures, improvements, retirements of indebtedness, operations, and contingencies, known or unknown, liquidated or unliquidated, including liabilities that may be incurred in litigation and liabilities undertaken pursuant to the indemnification provisions of this Agreement.

10.20           “Distribution” means the transfer of money or property by Company to one or more Members with respect to their respective Interests, without separate consideration.

10.21           “Exchange Act” means the Securities Exchange Act of 1934.

10.22           “Fair Market Value” of property means the amount that would be paid for such property in cash at the closing by a hypothetical willing buyer to a hypothetical willing seller, each having knowledge of all relevant facts and neither being under a compulsion to buy or sell, as determined by the Board.

10.23           “Fiscal Year” means Company’s taxable year, which shall be the taxable year ended December 31, or such other taxable year as may be selected by the Board in accordance with applicable law.

10.24           “Harbin” means Harbin Electric, Inc., a Nevada corporation.

10.25           “Interest” means a Member’s overall interest as a Member of Company, or any class, if applicable, including the Member’s interest in Profit, Loss, special allocations, Distributable Cash or other Distributions, rights to vote or participate in the management of Company, and rights to information concerning the business and affairs of Company.

10.26           “Interest Rate” means a rate of interest equal to three percentage points (3%) above the prime rate of interest as reported in the “Money Rates Section” of The Wall Street Journal (New York edition) from time to time, but not more than the maximum rate permitted by applicable law.

10.27           “Manager” means each Board Manager or Officer designated as such pursuant to Section 4.2, until such Person ceases to be a Manager pursuant to this Agreement or a non-waivable provision of the Act.  Each Manager is a “manager,” as meant in the Act.

10.28           “Member” means a Person admitted to Company as a Member pursuant to the provisions of this Agreement, in each case until such Person ceases to be a Member pursuant to this Agreement or a non-waivable provision of the Act.  Each Member is a “member,” as meant in the Act.

10.29           “Member Minimum Gain” with respect to a Fiscal Year means the “partner nonrecourse debt minimum gain” of Company with respect to such Fiscal Year as defined in Treasury Regulations § 1.704-2(i)(2) and determined in accordance with Treasury Regulations § 1.704-2(i)(3).

10.30           “Member Nonrecourse Deductions” with respect to a Fiscal Year means the “partner nonrecourse deductions” of Company with respect to such Fiscal Year as defined in Treasury Regulations § 1.704-2(i)(1) and determined in accordance with Treasury Regulations § 1.704-2(i)(2).

10.31           “Nonrecourse Deductions” with respect to a Fiscal Year means the “nonrecourse deductions” of Company with respect to such Fiscal Year as defined in Treasury Regulations § 1.704-2(b)(1) and determined in accordance with Treasury Regulations § 1.704-2(c).

10.32           “Officer” means any natural person designated as such pursuant to Section 4.2(b).

10.33           “Percentage” with respect to a Member means the percentage set forth on Schedule A for such Member, as the same may be adjusted pursuant to this Agreement.

10.34           “Person” means any natural person or entity, association, company, corporation, joint stock company, joint venture, limited liability company, organization, partnership (including a general partnership, limited partnership and limited liability partnership), trust, real estate investment trust, government (including any agency, department, bureau, board, division and instrumentality thereof), nation, state, or liquidator, receiver, or trustee.

10.35           “Profit” and “Loss” means, with respect to a Fiscal Year, the taxable income and taxable loss, as the case may be, of Company with respect to such Fiscal Year, as determined by the Board in accordance with federal income tax principles, including items required to be separately stated, taking into account income that is exempt from federal income taxation, items that are neither deductible nor chargeable to a capital account and rules governing depreciation and amortization, except that in computing taxable income or taxable loss, the tax “book” value of an asset will be substituted for its adjusted tax basis if the two differ, and any gain, income, deductions or losses specially allocated under Section 5.3 or 5.4 shall be excluded from the computation.  Any adjustment pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g) shall be treated as Profit or Loss from the sale of property.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) or (4) as a result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment reduces such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Percentages if Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, and to the Member to whom such distribution was made in the event Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

10.36           “Shelton” means Shelton Technology, LLC, a Michigan limited liability company.

10.37           “Tax Matters Partner” means the Person designated pursuant to Section 8.5.1.

10.38           “Transfer” means a sale, assignment, transfer, other disposition, pledge, hypothecation or other encumbrance, whether direct or indirect, whether voluntary, involuntary or by operation of law, and whether for value or not, including any transfer by gift, devise, intestate succession, sale, operation of law, upon the termination of a trust, as a result of or in connection with any property settlement or judgment incident to a divorce, dissolution of marriage or separation, by decree of distribution or other court order.

10.39           “Treasury Regulations” means the regulations promulgated by the United States Treasury Department pertaining to the United States federal income tax.

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ARTICLE XI
MISCELLANEOUS

11.1           Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof.  No provision of this Agreement may be explained or qualified by any prior or contemporaneous understanding, negotiation, discussion, conduct, or course of conduct, and, except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof.  No party has relied on any representation, warranty, or agreement of any Person in entering this Agreement, except those expressly stated herein.

11.2           Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.  This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original or signature pages transmitted electronically that together (but need not individually) bear the signatures of all other parties.

11.3           Further Assurances.  Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.4           Notices.  Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given:  if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; if by telecopier, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or five days after mailing by certified or registered mail, return receipt requested.  Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions (telephone numbers are for convenience only):

To AEM, as set forth on Schedule A,

with a copy to

ATTN: Christy Shue
20 Ramblewood Road, Shoreham, NY 11786
Telecopier: 631-849-5224
Telephone: 631-312-8612

To Shelton, as set forth on Schedule A,

with a copy to

ATTN: Shaotang Chen
1685 W. Hamlin Road, Rochester Hills, MI 48309
Telecopier: 248-233-6725
Telephone: 248-703-2091

11.5           Amendments; Waivers; Remedies.

(a)           Except pursuant to Sections 2.2, 2.3, and 11.5(b), this Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct.  No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)           Notwithstanding the foregoing, the Board may amend this Agreement without the consent of the Members (i) to reflect valid changes in the Members or their Interests, (ii) to reflect permitted changes in accordance with the terms of this Agreement, or (iii) to clarify any ambiguity herein or to appropriately adjust any mechanics or procedures set forth herein, so long as the rights of the Members are not materially and adversely prejudiced.

(c)           Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition.  No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.  No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)           Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

11.6           Construction of Certain Terms and References; Captions.

(a)           In this Agreement:

(i)           References to particular sections and subsections, schedules, or exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement;

(ii)           The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto; provided that, for purposes of Section 11.12, “party” includes each Manager;

(iii)           Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles; and

(iv)           Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(b)           Captions are not a part of this Agreement, but are included for convenience, only.

11.7           Arms’-length Bargaining; No Presumption Against Drafter.  This Agreement has been negotiated at arms’-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement.  No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted it.

11.8           No Agency.  This Agreement does not give any party the power to bind any other Member, and no Member shall represent otherwise.

11.9           No Assignment or Delegation.  No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, except as set forth in Article VI.  Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.10           Transaction Expenses.  Except as otherwise expressly provided herein, each party shall pay the fees and expenses of its attorneys, accountants, or financial or other advisors or otherwise incurred by such party in connection with the negotiation, preparation, execution, and delivery of this Agreement.

11.11           Governing Law.  This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Delaware, without regard to choice or conflict of laws principles that would result in the application of the substantive laws of any other jurisdiction.

11.12           Disputes.

(a)           Except as otherwise expressly provided herein, in the event of any dispute, claim or controversy (collectively “dispute”) between or among any Members or Managers arising out of or relating to this Agreement or the Certificate of Formation, whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance, or enforcement of this Agreement or the Certificate of Formation, or the arbitrability of the dispute, that cannot be resolved by the parties, such dispute shall be resolved by arbitration proceeding conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) (collectively, the “AAA”), in New York, New York.

(b)           This Section 11.11 shall not prevent any party from seeking temporary or preliminary relief in a court with respect to any dispute, including to enforce this Section 11.12, but the final determination of such dispute shall be made by the arbitrators, who shall have authority to grant equitable relief.  Neither shall any Member or Manager seek, nor shall any Member or Manager be liable for, punitive or exemplary damages in contract, tort, equity, or otherwise, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

(c)           The arbitration proceeding shall be conducted under the commercial arbitration rules (formal and informal) of the AAA in as expedited a manner as is then permitted by such rules.  Both the foregoing agreement of the parties to arbitrate any and all such disputes, and the results, determinations, findings, judgments or awards rendered through any such arbitration shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.  Each Member and Manager irrevocably consents and submits to the jurisdiction of the courts of the State of New York and the U.S. District Court for the Southern District of New York for enforcement of the award.

(d)           The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable, shall be borne by the unsuccessful party or, if neither party is successful, in such proportion as the arbitrator determines to be equitable.  Each party will bear its own legal fees and expenses.

(e)           Each party waives jury trial in respect of any dispute or the enforcement of any judgment or award with respect thereto.

(f)           Each party irrevocably consents to service of process or notices in respect of arbitration, by any means authorized in Section 11.4, with respect to any dispute.

11.13           Waiver of Dissolution Rights.  The Members acknowledge and agree that irreparable damages would occur if any Member should bring an action for judicial dissolution of Company.  Accordingly, each Member hereby waives and renounces any right such Member may have to seek a judicial dissolution of Company or to seek the appointment by a court of a liquidator for Company.  Each Member further waives and renounces any alternative or additional rights that otherwise may be provided to such Member by applicable law upon the withdrawal or resignation of such Member, and agrees that the terms and provisions of this Agreement shall govern such Member’s rights and obligations upon the occurrence of any such event.

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IN WITNESS WHEREOF, the Members have executed this Agreement, effective as of the date first written above.

ADVANCED ELECTRIC MOTORS, INC.

By:
Name: Tianfu Yang
Title: Chairman & CEO

SHELTON TECHNOLOGY LLC

By:
Name: Julie Chen (fka: Julie Xie)
Title: Managing Director

SCHEDULE A

NAMES, ADDRESSES, CONTRIBUTIONS, AND

PERCENTAGES OF THE MEMBERS

AS OF JULY 1, 2010

Name, Address, Telecopier Number and Telephone Number	Contribution	Percentage

Advanced Electric Motors, Inc. No. 9 Ha Ping Xi Lu, Harbin Kai Fa Qu Harbin, China 150060 Telecopier: 86-0451-8611-6769 Telephone: 86-0451-8611-6787 ATTN: Tianfu Yang	All of the assets (subject to all of the liabilities) of Company immediately prior to the date hereof, which the parties agree have a Fair Market Value of $3,000,000 ($1,000,000 to be paid by AEM to AAG before December 31, 2011)	51%

Shelton Technology, LLC 1685 W. Hamlin Road Rochester Hills, MI 48309 Telecopier: 248-233-6725 Telephone: 248-703-2091 ATTN: Julie Chen Shelton Personnel: Julie Chen (Only Member of Shelton)	Shelton designs of precision servo motor controllers for industrial automation and Shelton’s customer accounts. Valued at $2,882,353	49%

Total		100%

EXHIBIT A

INTERLECTUAL PROPERTY RIGHTS AGREEMENT

I enter this agreement in consideration of compensation paid for services I perform for Advanced Automation Group LLC (“AAG” or the “Company”), a Delaware limited liability company, either as an employee or otherwise under contract.

I assign to the Company all rights to all patents, utility models, industrial designs, trademarks, service marks, semiconductor chip mask works and copyrights on all writings, designs, inventions, and works I conceive, make, invent or suggest during the term of such services and that are in connection with my work or are otherwise related to the business of the Company.

I will promptly disclose such writings, designs, inventions and works to AAG.

At the Company’s request, whether during or after the term of such services, I will sign patent applications and other lawful papers that AAG considers helpful to secure and enforce such rights. AAG will bear all expense related to such activities.

This agreement does not apply to an invention that I developed entirely on my own time without using AAG’s equipment, supplies, facilities, or trade secret information except for those inventions that either related at the time of conception or reduction to practice of the invention directly to AAG’s business or to actual or demonstrably anticipated research or development of AAG, or result from any work performed by me for AAG. This agreement does not affect AAG’s ownership of rights in works made for hire.

I will protect AAG, its customer and supplier business and technical information and other proprietary information created or obtained in the course of my services.

I will not disclose to AAG, or use in performing services for AAG, any of my prior inventions that AAG is not entitled to use, or any proprietary information belonging to others (including my prior employers) unless I have their prior written approval.

I will return to AAG, at the time any services for AAG cease or upon any earlier request, all documents and other materials containing any AAG, its customer or supplier business or technical information or other proprietary information created or obtained in the course of my services. I will not engage in any outside activity that would involve the use of disclosure of any AAG, its customer or supplier business or technical information or other proprietary information created or obtained in the course of my services unless I have prior written approval from an AAG officer. This obligation is not changed by termination of my services for AAG.

This agreement replaces any prior agreement regarding this subject matter and is binding on my executors, administrators, heirs, legal representatives and assigns. This agreement may be modified only by another written agreement, or by a written endorsement on this agreement, signed by AAG and me.

DATE:___________________	EMPLOYEE:________________________ (Printed Name) EMPLOYEE: _________________________ (Signature)
DATE:___________________	Advanced Automation Group, LLC AAG REPRESENTATIVE:___________________ (Printed Name) AAG REPRESENTATIVE:____________________ (Signature)

EXHIBIT B

EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”) effective as of April 9, 2007 by and between Advanced Automation Group LLC (the “Company” or “Employer”), a Delaware limited liability company, and Shaotang Chen (the “Executive”) (collectively the Company and the Executive are referred to as the “Parties”).

INTRODUCTION

WHEREAS, the Employer and the Executive wish to enter into this Agreement to set forth the terms and conditions of the Executive’s employment by the Company.

Accordingly, in consideration of the mutual covenants and agreement set forth herein and the mutual benefits to be derived herefrom, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Employment

1.1 Duties. The Company shall employ the Executive on the terms and conditions set forth in this Agreement, as Research & Development Director (“R&D Director”). As R&D Director, Executive will be responsible for managing research and development of new generation of precision motor servo controllers for industrial automation. The Executive accepts such employment with the Company and shall perform and fulfill such other duties as are assigned to him hereunder consistent with his status as a senior executive of the Company, devoting his best efforts and substantially all of his professional time and attention (which shall constitute no less than forty (40) working hours per week) to accomplish the performance and fulfillment of his duties hereunder and to the advancement of the best interests of the Company, subject only to the direction, approval, and control of the Company’s specific directives of the Board of Managers of the Company and Executive’s superiors (collectively, “Senior Management”).

1.2 Place of Performance. In connection with his employment by the Company, the Executive shall be based in the Detroit, Michigan metropolitan area, except for required travel on Company business.

2. Term of Employment.

The term of employment of the Executive shall begin on the date entered above and shall continue for eighteen (18) months, unless earlier terminated as set forth herein. The Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of his term of employment with the Company.

3. Compensation.

3.1 Base Salary. During the term of this Agreement the Executive shall receive a minimum annual salary (the “Base Salary”) payable in installments at such times as the Company customarily pays its other senior executive employees and calculated as follows:

3.1.1 The Base Salary to be paid to Executive shall be $95,000 on annualized basis;

3.1.2 The Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

3.2 Bonus. During the term of this Agreement, the Executive may receive a bonus, which the Compensation Committee of the Company’s Board of Managers shall determine annually and which shall be based on the same criteria and/or formulae as are used in determining the bonuses and non-salary distributions paid to similarly situated employees.

3.3 Health Insurance and Other Benefits. During the term of this Agreement, the Executive shall be provided all employee benefits provided by the Company to its management and all other Company salaried employees, including without limitation, all medical insurance and life insurance plans or arrangements and shall be entitled to participate in all pension, profit sharing, stock option and any other employee benefit plan or arrangement established and maintained by the Company, all subject, however, to the Company rules and policies then in effect regarding participation therein. During the term of this Agreement, the benefits provided to Executive, as described in the preceding sentence, shall not be reduced except in accordance with the general reduction of such benefits applicable to all salaried employees generally, but then only to the extent that such benefits are reduced for such other salaried employees.

4. Reimbursement of Expenses.

The Executive shall be reimbursed for all items of travel, entertainment and miscellaneous expenses which the Executive reasonably incurs in connection with the performance of his duties hereunder, provided that (a) all expenses over $500 are approved by Senior Management prior to being incurred, (b) the Executive submits to the Company on proper forms provided by the Company such statements and other evidence supporting such expenses as the Company may reasonably require and (c) such expenses meet the Company’s policy concerning such matters.

5. Vacations.

The Executive shall be entitled to not less than three (3) weeks of paid vacation in any calendar year (prorated in any Year during which the Executive is employed hereunder for less than the entire Year).

6. Termination of Employment.

6.1 Severance upon Termination without Cause. If the Executive’s employment is terminated by the Company without Cause (as defined below) (the date of termination is referred to as the “Termination Date”), then the Company shall pay the Executive in lieu of other damages, an amount (the “Severance Payments”) equal to his then current Base Salary payable in installments at the same time the Company pays salary to its other senior executive employees for four (4) weeks (the “Severance Period”). The Company shall have no liability to make any Severance Payments as provided for in this paragraph unless (i) the Executive executes a Separation Agreement and General Release in a form satisfactory to the Company, and (ii) Executive complies with all provisions in Section 8 (Restrictive Covenants). In addition, (i) any Company stock options not vested at the time of termination shall immediately terminate and (ii) the Company shall maintain during the Severance Period all employee benefit plans and programs which the Executive participated in immediately prior to such termination other than bonus, Commission, incentive compensation and similar plans based on performance, provided Executive’s participation is permissible under the general terms and provisions of such plans. If Executive is terminated for Cause, he shall receive only those amounts earned but not distributed under the relevant plan, program or practice of the Company.

6.2 Voluntary Termination; Termination for Cause. If Executive’s employment with the Company is terminated for “Cause” by the Company (as defined below) or if the Executive voluntarily terminates his employment with the Company at any time, then (i) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

7. Definitions.

7.1 Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s continued substantial violations of his employment duties (other than a failure resulting from the Executive’s inability to perform his duties because of illness or other physical or mental incapacity (based on a medical report provided to the Company) after the Executive has received written demand for performance from the Company’s Chief Executive Officer or Board which sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties; (ii) the Executive engaging in illegal conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its affiliates; (iii) the Executive’s violation of a federal or state law or regulation materially applicable to the Company’s Business; (iv) the Executive’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Executive and the Company; or (v) the Executive being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

8. Restrictive Covenants.

8.1 Covenant Not to Compete. Executive recognizes that the Company is engaged in a highly competitive business, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the Business of the Company. The Executive, therefore, agrees that during the Employment Period and (x) during the Severance Period if Executive is receiving Severance Payments or (y) after Executive’s employment is terminated for Cause, for one (1) year following the Termination Date (either of such periods of time is referred to as the “Restricted Period”), he will not, with respect to the Company’s Business (i) accept employment or render service to any Person that is engaged in a business directly competitive with the Company’s Business or (ii) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the Company’s Business (all of the foregoing activities are collectively referred to as the “Prohibited Activity”). For these purposes, the Company’s Business shall mean (i) design, manufacturing and sales of precision servo motor controllers for industrial automation, and (ii) any other business engaged in by the Company on the Termination Date.

8.2 Non-Disclosure of Information. The Executive shall:

8.2.1 Never, directly or indirectly, disclose to any person or entity for any reason, or use for his own personal benefit, any “Confidential Information” as hereinafter defined; and

8.2.2 At all times take all reasonable precautions necessary to protect from loss or disclosure by Executive or his subordinates any and all documents or other information containing, referring, or relating to such Confidential Information. Upon termination of employment with the Company for any reason, the Executive shall promptly return to the Company any and all documents or other tangible property containing, referring, or relating to such Confidential Information, whether prepared by him or others.

8.2.3 Notwithstanding any provision to the contrary in Section 8, this paragraph shall not apply to information which the Executive is called upon by legal process (including, without limitation, by subpoena or discovery requirement) to disclose or any information which has become part of the public domain or is otherwise publicly disclosed through no fault or action of the Executive.

8.2.4 For purposes of this Agreement, “Confidential Information” shall mean any information relating in any way to the business of the Company disclosed to or known to the Executive as a consequence of, result of, or through the Executive’s employment by the Company which may consist of, but not be limited to, technical and non-technical information about the Company’s proprietary products, processes, programs, concepts, forms, business methods, data, any and all financial and accounting data, employees, marketing, customers, customer lists, and services and information corresponding thereto acquired by the Executive during the term of the Executive’s employment by the Company. Confidential Information shall not include any of such items which are published or are otherwise part of the public domain, or freely available from trade sources or otherwise.

8.2.5 Upon termination of this Agreement for any reason, the Executive shall return to a designated officer of the Company all equipment and/or tangible property then in the Executive’s possession or custody which belongs or relates to the Company, including, without limitation, copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, data base, or any other documents or electronically stored information which constitutes Confidential Information.

8.3 Trade Secrets - Intellectual Property Rights. Executive shall provide the Company with any copyrightable work, trade secrets and other protectable intellectual property that are related to the Company’s Business and that are developed or produced by Executive while in the employment of the Company pursuant to this Agreement (collectively, “Work Product”).

8.3.1 All Work Product shall be considered works made for hire and shall be the exclusive property of the Company and the Company shall be considered the author and/or creator of such work for worldwide copyright purposes and renewals and extensions thereof. The Company may request, at its own cost and expense, that Executive assist the Company in obtaining worldwide patent, copyright and other property rights for the Work Product.

8.3.2 If Executive’s rights in the Work Product cannot be assigned to the Company, the Executive waives enforcement of all such rights against the Company. The Executive further agrees to join in any action, at the Company’s sole cost and expense, to enforce or to procure a waiver of such rights.

8.3.3 If the rights of the Work Product cannot be waived or the Work Product is not deemed a “work for hire”, the Executive hereby grants the Company and its assigns a worldwide royalty-free license to reproduce, distribute, modify, publicly display, sublicense and assign such rights in all media or distribution technologies now known and hereinafter developed or devised.

8.3.4 The Executive hereby appoints the Company as his attorney in fact to execute and file any patent, copyright or other lawful application with respect to the Work Product.

8.4 Conflict of Interest. Executive shall exercise good judgment and maintain high ethical standards in the course of his dealings so as to preclude the possibility of a conflict between the interest of the Company and his own personal interest. Executive, therefore, has an obligation to avoid any activity, agreement, personal interest, or other relationship or situation which: (i) conflicts with the Company’s best interest; (ii) interferes with Executive’s responsibility to serve the Company to the best of Executive’s ability; or (iii) gives the appearance of self dealing.

8.4.1 This policy requires that Executive shall not have any relationship, nor engage in any activity that might impair the independence or judgment in the execution of Executive’s duties. Executive shall not have any direct or indirect personal financial interests in suppliers of property, goods or services that would affect his decisions or actions on the Company’s behalf. Executive shall not accept gifts, benefits, or unusual hospitality that would be reasonably likely to influence Executive in the performance of his duties.

8.4.2 If any possible conflict of interest situation arises, the Executive is responsible to immediately disclose the facts to the Board of Managers of the Company so that an evaluation may determine whether a problem exists and, if so, to eliminate it.

8.5 Nonsolicitation. During the term of this Agreement and during the Restricted Period, Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing any of Company’s employees to accept employment or affiliation with another firm, partnership, association, or company.

8.6 Injunctive Relief/Legal Remedies. The Parties agree that the remedy at law for any breach by Executive of this Agreement, and specifically the provisions of Section 8 (“Restrictive Covenants”), will be inadequate and that the Company or any of its subsidiaries or other successors or assigns shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights and remedies Company or any of its subsidiaries or their successors or assigns might have for such breach.

8.6.1 The Employee acknowledges: (i) that compliance with the restrictive provisions contained in Section 8 is necessary to protect the business and goodwill of the Company and its subsidiaries, and (ii) that a breach of this Agreement will result in irreparable and continuing damage to the Company, for which monetary damages may not provide adequate relief. Consequently, Employee agrees that in the event of a breach or threatened breach of any of the restrictive covenants described herein, the Company, at its discretion, shall be entitled to seek both: (i) a preliminary and/or permanent injunction in order to prevent such damage, or continuation of such damage, and (ii) monetary damages as determinable. Nothing herein, however, shall be construed to restrict and/or prohibit the Company from pursuing any and all other remedies; the employee acknowledges that all remedies are cumulative.

8.6.2 If any legal action arises to enforce the Company’s trade secrets, the prevailing party shall be entitled to recover any and all damages, as well as all costs and expenses, including reasonable attorney’s fees incurred in enforcing or attempting to enforce the Company’s trade secrets.

9. Arbitration.

9.1 Any and all disputes, controversies and claims arising out of, or relating to, this Agreement, or with respect to the interpretation of this Agreement, or the rights or obligations of the Parties and their successors and permitted assigns, whether by operation of law or otherwise, shall be settled and determined by arbitration in New York, New York, pursuant to the then existing rules of the American Arbitration Association (“AAA”), for commercial arbitration. Each party shall pay their own legal fees. The losing party shall pay the fees and costs imposed by the AAA; if neither party clearly prevails in the arbitration, the parties shall request that the AAA appointed arbitrator apportion the AAA’s fees and costs between the parties.

9.2 The Parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their right to appeal therefrom.

9.3 The arbitrator(s) will apply New York law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by then existing rules of the AAA, without reference to arbitration law. Executive and the Company hereby consent to the personal jurisdiction of the state and federal courts located in New York, New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.

9.4 THE EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO ADMINISTRATIVE CLAIMS.

10. Miscellaneous.

10.1 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return if a party has a facsimile machine. Notice shall be deemed to have been given and received (i) when hand-delivered or after three (3) business days when deposited in the U.S. Mail, (ii) when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The addresses are:

To the Company:

Advanced Automation Group LLC
1685 Hamlin Road
Rochester Hills, Michigan 48309

To the Executive:

Shaotang Chen
4201 Frostwood Court
Troy, Michigan 48098

The foregoing addresses may be changed at any time by either party by notice given in the manner herein provided.

10.2 Integration; Modification. This Agreement, the Letter Agreement dated as of April 6, 2007 by and among Harbin Electric, Inc, Shelton Technology LLC, and Executive (the “Master Agreement”) and the License Agreement dated as of April 6, 2007 by and between the Company, Shelton Technology LLC, and Executive constitute the entire understanding and agreement between the Company and the Executive regarding its subject matter, and supersedes all prior negotiations and agreements or interpretations, whether oral or written. This Agreement may not be modified except by written agreement signed by the Executive and a duly authorized officer of the Company. In the event of any conflict between the terms of this Agreement and the terms of the Master Agreement, the terms of the Master Agreement shall govern.

10.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, including and their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Executive.

10.4 Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether conduct or otherwise, in any one (1) or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof with respect to other future breaches.

10.5 Governing Law. This Agreement shall be governed by the internal laws of the State of New York.

10.6 Headings. The headings of the various sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

10.8 Due Authorization. The Company represents that all corporate action required to authorize the execution, delivery and performance of this Agreement has been duly taken.

IN WITNESS WHEREOF, this Agreement has been executed by the Executive and on behalf of the Company by its duly authorized officer on the day and year first above written.

ADVANCED AUTOMATION GROUP, LLC By: Date EXECUTIVE: Shaotang Chen Date

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), dated January 8, 2008, is made by and among Advanced Automation Group LLC, a Delaware limited liability company (the “Company”), and Shaotang Chen an individual (the “Executive”). Any capitalized term not defined herein shall have the meaning for such term specified in the Employment Agreement (as defined below).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated April 9, 2007, (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to extend the term of the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Section 2 of the Employment Agreement is hereby amended by deleting the phrase “eighteen (18) months” and replacing it with “five (5) years”.

2.           Except as specifically amended hereby, the Employment Agreement shall continue in full force and effect unmodified and the parties hereby reaffirm the same.

3.           This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

4.           This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

ADVANCED AUTOMATION GROUP LLC By: Name: Tianfu Yang Title: Chairman and Chief Executive Officer EXECUTIVE: Shaotang Chen